Exhibit 23.1

Consent of Independent Auditors’

The Board of Directors

Sirona Dental Systems, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-106237, 333-83488 and 333-46825) on Form S-8 of Sirona Dental Systems, Inc. (f/k/a Schick Technologies, Inc.) of our report dated January 23, 2006 with respect to the balance sheets of Sirona Holding GmbH and subsidiaries (Successor) as of September 30, 2005, and of Sirona Dental Systems Beteiligungs- und Verwaltungs GmbH and subsidiaries (Predecessor 2) as of September 30, 2004, and the related consolidated statements of operations, shareholders’ equity and comprehensive income (loss), and cash flows for the periods from July 1, 2005 to September 30, 2005 (Successor period), and from October 1, 2004 to June 30, 2005 and February 17, 2004 to September 30, 2004 (Predecessor 2 periods) and the consolidated statements of operations, shareholders’ equity and comprehensive income (loss), and cash flows of Sirona Beteiligungs- und Verwaltungsgesellschaft mbH and subsidiaries (Predecessor 1) for the periods from October 1, 2003 to February 16, 2004 and for the year ended September 30, 2003 (Predecessor 1 periods), which report appears in this amended current report on Form 8-K/A of Sirona Dental Systems, Inc. Our report states that the respective financial information for the periods after each of the acquisitions described in notes 2 and 4 to the financial statements is presented on a different cost basis than that for the periods before the acquisition and, therefore, is not comparable.

KPMG Deutsche Treuhand-Gesellschaft
Aktiengesellschaft
Wirtschaftsprüfungsgesellschaft

Frankfurt, Germany
August 8, 2006